EXHIBIT 107

EX=FILING FEES

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Iradimed Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and (h)	1,500,000(2)	$41.4550(3)	$62,182,500	0.00014760	$9,178.14
—	—	—	—		—		—
—	—	—	—		—
Total Offering Amounts					$62,182,500		$9,178.14
Total Fee Offsets							—
Net Fees Due							$9,178.14

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Represents shares of Registrant’s Common Stock reserved for issuance under its 2023 Equity Incentive Plan as of the date of this Registration Statement.
(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on December 13, 2023.